INTRICON REPORTS FOURTH QUARTER AND FULL YEAR 2019 RESULTS

ARDEN HILLS, Minn. — February 24, 2020 — IntriCon Corporation (NASDAQ: IIN), a designer, developer, manufacturer and distributor of miniature and micro-miniature body-worn devices, today announced financial results for its fourth quarter and year ended December 31, 2019.

Full Year 2019 Financial Highlights:

●	Revenue of $113.5 million

○	Revenue from largest medical customer increased 5% year-over-year

○	Medical coil revenue increased 82% year-over-year

●	Gross margin of 27.3%

●	Net loss per diluted share of $0.43 versus net income of $0.64 per diluted share in the prior year

Fourth Quarter 2019 Financial Highlights:

●	Revenue of $27.7 million
○	Revenue from largest medical customer increased 1% year-over-year
●	Gross margin of 26.9%
●	Net income per diluted share of $0.08 versus net income of $0.09 per diluted share in the prior year

“In 2019, our team committed to continuing to meet the volume demands of our key customers and partners, while pursuing new business opportunities that could best leverage our core competencies to accelerate future growth and diversify our revenue base. We made meaningful progress throughout the year that ultimately has enabled us to enter 2020 focused on what we do best – serving as a joint development manufacturer to deliver complex micro-miniature devices requiring specialized design expertise and high production volumes,” said Mark Gorder, president and chief executive officer of IntriCon.

“We continue to see meaningful revenue contribution from our long-standing relationship with our largest customer Medtronic despite the stern competitive pressures they are facing domestically. We are also especially encouraged by opportunities we have identified to expand our medical business into other market segments that can significantly leverage our microelectronics, medical coil and specialty molding expertise. Similarly, we have identified new potential partnerships that we believe will position us as a leading supplier in the much-anticipated emergence of over-the-counter hearing aid sales. In order to concentrate our resources on this opportunity, we have decided to pivot our direct-to-end-consumer initiatives through Hearing Help Express entirely towards supporting product development in order to best capture the near-term benefits we see through an indirect-to-end consumer approach.”

Fourth Quarter 2019 Financial Results

For the 2019 fourth quarter, the company reported net revenue of $27.7 million versus $30.4 million in the comparable prior-year period.

Revenue in IntriCon’s Medical business in the fourth quarter of 2019 was $21.3 million, an increase from $20.2 million in the comparable prior-year period. The year over year increase was driven primarily by strong medical coil sales.

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Hearing Health revenue was $4.9 million in the fourth quarter of 2019 compared to $8.3 million in the prior-year fourth quarter. Revenue decline during the fourth quarter was largely attributed to the anticipated restructuring activities within a large insurance customer’s hearing health business, as they pivoted towards a more traditional “brick-and-mortar” approach in the second half of 2019 that no longer aligned with IntriCon’s partnership strategy to reach the end customer. In addition, as anticipated the company experienced a decline in its legacy OEM business.

Gross margin in the fourth quarter of 2019 was 26.9%, down from 29.9% in the prior-year fourth quarter. Gross margins continued to be constrained by ongoing validation and qualification expense and excess capacity related to the recent manufacturing expansion to meet the anticipated higher volume requirements of its existing and future customers.

Operating expenses for the fourth quarter were $6.7 million, compared to $7.7 million in the comparable prior-year period. The decrease was driven by a substantial reduction in advertising expense at Hearing Help Express.

The company posted net income of approximately $768,000 or $0.08 per diluted share in the fourth quarter of 2019, versus net income of approximately $868,000, or $0.09 per diluted share, for the 2018 fourth quarter.

Full Year 2019 Financial Results

For the full year ended December 31, 2019, IntriCon reported revenue of $113.5 million, relativity flat from $113.9 million in 2018. Revenue attributable to the company’s Medical business was $82.1 million, an increase from $75.6 million in the comparable prior-year period. Hearing Health revenue was $24.9 million for the full year 2019 compared to $31.1 million in the prior year.

Gross margin was 27.3%, down from 31.8% in the prior year. The decrease in margin was primarily due to excess capacity related to the manufacturing expansion to meet the anticipated higher volume requirements of the company’s existing and future customers.

Operating expenses were $33.0 million, compared to $27.9 million in the prior year. The increase is a result of $3.8 million in impairments as well as higher administrative costs.

Net loss attributable to shareholders was $3.8 million, or $0.43 per diluted share, versus net income of $5.5 million, or $0.64 per diluted share, in 2018.

Guidance for Full Year 2020

The company expects 2020 revenue to range between $110 million to $114 million. Gross margin for the 2020 full year is expected to be approximately 26% to 27%. The company anticipates a more tempered diabetes business in 2020 due to domestic competitive pressures facing its largest customer, and continued diversification into other medical markets. In the Hearing Health business, without definitive timing on the finalization of the pending OTC hearing aid regulation, the company is considering minimal 2020 financial impact from this channel.

Conference Call

IntriCon’s management team will hold a conference call today, Monday, February 24, 2020, beginning at 4:00 p.m. CT / 5:00 p.m. ET. Investors interested in listening to the conference call may do so by dialing (866) 795-

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7248 for domestic callers or (470) 495-9160 for international callers, using conference ID: 2652858. A live and archived webcast will be available on the “Investors” sections of the company’s website at: www.IntriCon.com.

Forward-Looking Statements
Statements made in this release and in IntriCon’s other public filings and releases that are not historical facts or that include forward-looking terminology, including estimates of future results, are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be affected by known and unknown risks, uncertainties and other factors that are beyond IntriCon’s control, and may cause IntriCon’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and other factors are detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2018. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

About IntriCon Corporation
Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops and manufactures miniature and micro-miniature body-worn devices. These advanced products help medical, healthcare and professional communications companies meet the rising demand for smaller, more intelligent and better-connected devices. IntriCon has facilities in the United States, Asia, and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market. For more information about IntriCon, visit www.intricon.com.

Investor Contact
Leigh Salvo
(415) 937-5404
investorrelations@intricon.com

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INTRICON CORPORATION

MARKET REVENUE

(Unaudited)

	FOURTH QUARTER			YEAR TO DATE
($ in 000's)	2019	2018	Change	2019	2018	Change

Medical	$21,309	$20,158	5.7%	$82,093	$75,645	8.5%
Diabetes	17,769	17,666	0.6%	68,606	65,197	5.2%
Other Medical	3,540	2,492	42.1%	13,487	10,448	29.1%

Hearing Health	4,879	8,313	-41.3%	24,922	31,064	-19.8%
Value Based Direct-to-End-Consumer	1,244	1,525	-18.4%	6,120	6,858	-10.8%
Value Based Indirect-to-End-Consumer	1,491	3,681	-59.5%	8,910	11,949	-25.4%
Legacy OEM	2,144	3,107	-31.0%	9,892	12,257	-19.3%

Professional Audio Communications	1,506	1,887	-20.1%	6,478	7,239	-10.5%

Total	$27,694	$30,358	-8.8%	$113,493	$113,948	-0.4%

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INTRICON CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2019	2018	2019	2018
		(as adjusted)		(as adjusted)

Revenue, net	$27,694	$30,358	$113,493	$113,948
Cost of sales	20,254	21,282	82,507	77,717
Gross profit	7,440	9,076	30,986	36,231

Operating expenses:
Sales and marketing	2,428	3,444	11,498	11,467
General and administrative	3,382	3,289	13,933	11,718
Research and development	928	978	3,830	4,671
Impairment loss	-	-	3,765	-
Total operating expenses	6,738	7,711	33,026	27,856
Operating income (loss)	702	1,365	(2,040)	8,375

Interest income (expense), net	217	139	920	(314)
Other expense, net	(284)	(165)	(743)	(815)
Income (loss) from continuing operations before income taxes and discontinued operations	635	1,339	(1,863)	7,246

Income tax expense (benefit)	(133)	126	201	484
Income (loss) from continuing operations before discontinued operations	768	1,213	(2,064)	6,762
Loss on disposal of discontinued operations, net of income taxes	-	-	(1,116)	-
Loss from discontinued operations, net of income taxes	-	(345)	(597)	(1,215)
Net income (loss)	768	868	(3,777)	5,547
Less: Loss allocated to non-controlling interest	-	-	-	-
Net income (loss) attributable to shareholders	$768	$868	$(3,777)	$5,547

Basic income (loss) per share attributable to shareholders:
Continuing operations	$0.09	$0.14	$(0.23)	$0.89
Discontinued operations	-	(0.04)	(0.20)	(0.16)
Net income per share:	$0.09	$0.10	$(0.43)	$0.73

Diluted income (loss) per share attributable to shareholders:
Continuing operations	$0.08	$0.13	$(0.23)	$0.78
Discontinued operations	-	(0.04)	(0.20)	(0.14)
Net income per share:	$0.08	$0.09	$(0.43)	$0.64

Average shares outstanding:
Basic	8,779	8,647	8,748	7,599
Diluted	9,398	9,439	8,748	8,630

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INTRICON CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEET

(In Thousands, Except Per Share Amounts)

	December 31,	December 31,
	2019	2018
Current assets:
Cash, cash equivalents and restricted cash	$9,162	$8,047
Short-term investments	23,451	38,093
Accounts receivable, less allowance for doubtful accounts of $325 at December 31, 2019 and $807 at December 31, 2018	8,993	11,266
Inventories	16,377	18,163
Contract assets	10,237	5,624
Other current assets	1,975	2,146
Current assets of discontinued operations	80	1,205
Total current assets	70,275	84,544

Machinery and equipment	41,073	36,725
Less: Accumulated depreciation	27,522	25,303
Net machinery and equipment	13,551	11,422

Goodwill	9,551	10,808
Intangible assets, net	-	2,585
Operating lease right of use assets, net	4,372	-
Investment in partnerships	1,160	2,091
Long-term investments	8,629	-
Other assets, net	6,055	3,427
Noncurrent assets of discontinued operations	-	371
Total assets	$113,593	$115,248

Current liabilities:
Current financing leases	$101	$-
Current operating leases	1,729	-
Accounts payable	9,876	12,871
Accrued salaries, wages and commissions	2,274	4,409
Other accrued liabilities	2,869	4,031
Liabilities of discontinued operations	77	336
Total current liabilities	16,926	21,647

Noncurrent financing leases	30	-
Noncurrent operating leases	2,937	-
Other postretirement benefit obligations	382	377
Accrued pension liabilities	655	706
Other long-term liabilities	2,171	544
Total liabilities	23,101	23,274
Commitments and contingencies
Shareholders’ equity:
Common stock, $1.00 par value per share; 20,000 shares authorized; 8,781 and 8,664 shares issued and outstanding at December 31, 2019 and December 31, 2018, respectively	8,781	8,664
Additional paid-in capital	86,770	84,999
Accumulated deficit	(4,286)	(509)
Accumulated other comprehensive loss	(520)	(927)
Total shareholders' equity	90,745	92,227
Non-controlling interest	(253)	(253)
Total equity	90,492	91,974
Total liabilities and equity	$113,593	$115,248

(See accompanying notes to the consolidated financial statements)